Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE) Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Fourth Quarter and Full Year Results

PITTSBURGH, February 26, 2010 – MSA (NYSE: MSA) today announced that net sales for the year ended December 31, 2009 were $910.0 million compared with $1,134.3 million in 2008, a decrease of $224.3 million, or 20 percent. Net income for the year ended December 31, 2009 was $43.3 million, or $1.21 per basic share, a decrease of $27.1 million, or 39 percent, compared with $70.4 million, or $1.98 per basic share, for 2008.

Net sales for the fourth quarter of 2009 were $236.1 million compared with $288.8 million for the fourth quarter of 2008, a decrease of $52.7 million, or 18 percent. Net income for the fourth quarter of 2009 was $12.7 million, or 35 cents per basic share, a decrease of $3.8 million, or 23 percent, compared with $16.5 million, or 46 cents per basic share, for the same quarter last year.

“The effects of the global recession clearly affected our sales and net income performance for the fourth quarter and for the full year,” said William M. Lambert, MSA President and CEO. “After record sales in 2008, lower demand in industrial construction markets, as well as from government agencies and the military, led to a 20 percent reduction in sales for the year.”

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Sales in the company’s North American segment decreased $55.7 million, or 35 percent, in the fourth quarter of 2009. Self-contained breathing apparatus (SCBA) sales were down $28.6 million in the current quarter. Fourth quarter of 2008 SCBA sales benefited from $28.0 million in shipments of the company’s FireHawk® M7 Responder to the U.S. Air Force. Excluding shipments on this one-time contract, SCBA sales were flat quarter-to-quarter. Shipments of Advanced Combat helmets to the U.S. military and CG634 helmets to the Canadian Forces were $10.7 million and $3.5 million lower, respectively, reflecting the completion of certain contracts. Shipments of head protection and fall protection products were down $2.9 million and $1.8 million, respectively, as the effects of the economic recession reduced demand in construction and industrial markets. Instrument sales were $4.0 million lower in the current quarter, also due to reduced demand in industrial markets.

Sales in the company’s European segment decreased $4.1 million, or 6 percent, in the fourth quarter of 2009. Local currency sales were down $10.8 million, or 14 percent, primarily due to lower shipments to fire service and core industrial markets in France and Germany. This decrease was partially offset by a $1.8 million increase in sales of disposable respirators, primarily in France, in response to the H1N1 flu epidemic. Currency translation effects increased fourth quarter European segment sales, when stated in U.S. dollars, by $6.7 million, primarily due to a stronger euro.

Sales in MSA’s International segment were up $7.1 million, or 12 percent, in the fourth quarter of 2009. Local currency sales decreased $2.3 million, or 3 percent. Lower local currency sales in Australia, primarily due to the economic recession, were partially offset by higher sales in Latin American and Japan. Currency translation effects increased fourth quarter International segment sales, when stated in U.S. dollars, by $9.4 million.

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Net income in MSA’s North American segment decreased $5.6 million, or 37 percent, in the fourth quarter of 2009. Fourth quarter 2009 net income in the North American segment includes an after-tax gain of $2.1 million on the sale of 25 acres of property in the Cranberry Woods office park. Excluding this gain, net income decreased by $7.7 million, or 51 percent, in the quarter. The decrease reflects the negative effect of the previously-discussed decrease in sales, partially offset by the positive effect of reduced operating expenses.

The European segment reported a loss of $0.7 million in the fourth quarter of 2009, compared to income of $1.8 million in the fourth quarter of 2008. Lower European segment results reflect the previously-discussed decrease in sales and the resulting decrease in gross profits.

Net income in the International segment was $1.6 million higher in the fourth quarter of 2009. The increase was primarily related to higher sales in Latin America and Japan. Currency translation effects increased current quarter International segment net income, when stated in U.S. dollars, by approximately $0.2 million.

For full year 2009, sales decreased $224.3 million. Sales in North America decreased $161.7 million, or 27 percent. The sales decline reflected the completion of certain military contracts in late 2008, as well as reduced end-user demand for personal protective equipment, particularly in the construction, oil and gas, and other industrial markets. Sales of SCBA were down $58.0 million in the current year. In 2008, SCBA shipments included $54.1 million in

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sales of the company’s FireHawk M7 Responder to the U.S. Air Force. Excluding these shipments, SCBA sales were $3.9 million lower in the current year. Sales of Advanced Combat

Helmets to the U.S. military and CG634 helmets to Canadian Forces were down $34.9 million and $13.0 million, respectively, reflecting the completion of certain contracts. Shipments of head protection and fall protection were down $20.8 million and $8.5 million, respectively, as the effects of the economic recession reduced demand in construction and industrial markets. Shipments of instruments were $8.3 million lower in the current year, also due to reduced demand in industrial markets.

European segment sales decreased $42.1 million, or 15 percent, during 2009. Local currency sales were down $19.9 million, or 7 percent, primarily due to lower military shipments of ballistic helmets and vests in France and SCBAs in Germany. Unfavorable translation effects of weaker European currencies reduced European segment sales for the year, when stated in U.S. dollars, by $22.2 million.

Sales in MSA’s International segment were down $20.5 million, or 8 percent, for the year. Local currency sales were down $6.5 million, or 3 percent, primarily in Australia and Latin America due to the economic recession. Currency translation effects reduced International segment sales, when stated in U.S. dollars by $14.0 million, primarily related to the weakening of the Australian dollar, South African rand, and Brazilian real.

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Net income for the year decreased $27.1 million in 2009. Net income in the North American segment was down $17.4 million, or 33 percent, primarily related to the negative effect of a 27 percent decrease in sales, partially offset by the positive effect of reduced operating expenses. North American segment net income for the current year includes a $4.4 million after-tax non-cash charge related to a voluntary retirement incentive program and a $2.1 million after-tax gain on the sale of property in the Cranberry Woods office park. Excluding these one-time items, North American segment net income was down $15.1 million, or 29 percent, in the current year. European segment net income decreased $9.7 million, or 99 percent, primarily due to the previously-discussed decrease in sales and gross margins. International segment net income was down $4.5 million, or 38 percent, primarily related to the decrease in sales.

Mr. Lambert noted that while the company may have seen the worst of the recession, the uncertain strength of the recovery will continue to present challenges for MSA throughout 2010. “High unemployment levels in North America and elsewhere, as well as growing concerns in European markets, all point to a slow and prolonged recovery in the markets we serve. Our results for 2009 benefited from the cost reduction measures we took during the year and we will remain diligent in our efforts to manage costs and working capital throughout 2010,” he said.

“Looking forward, our challenges remain clear. We are committed to taking the actions necessary to strengthen gross margins and improve productivity. This need is particularly

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evident in Europe. Earlier this year we began a project to streamline our operating model in Europe. This multi-year project will reduce operating costs, centralize decision making and generally improve the effectiveness of our European organization. Overall, 2009 was a year in which we adopted a defensive posture and focused on cost management activities to offset the effects of the recession. With signs of an economic recovery now beginning to surface, we’re shifting that focus to one of investing in those areas that will help us restore growth, build market share and provide a foundation for our long-term success,” Mr. Lambert concluded.

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008

Net sales	$236,098	$288,835	$909,991	$1,134,282
Other income	4,179	1,035	5,860	5,165

	240,277	289,870	915,851	1,139,447

Cost of products sold	150,797	182,911	573,266	701,679
Selling, general and administrative	60,720	67,650	230,894	270,584
Research and development	7,376	8,981	28,781	35,020
Restructuring and other charges	1,477	660	11,378	3,936
Interest	1,638	1,841	7,080	8,923
Currency exchange (gains) losses	(583)	3,804	(888)	6,943

	221,425	265,847	850,511	1,027,085

Income before income taxes	18,852	24,023	65,340	112,362
Provision for income taxes	6,249	7,917	22,003	42,036

Net income	12,603	16,106	43,337	70,326
Net loss (income) attributable to noncontrolling interests	59	392	(42)	96

Net income attributable to Mine Safety Appliances Company	12,662	16,498	43,295	70,422

Basic earnings per share	$.35	$.46	$1.21	$1.98

Diluted earnings per share	$.35	$.46	$1.21	$1.96

Dividends per common share	$.24	$.24	$.96	$.94

Basic shares outstanding	35,685	35,620	35,668	35,593
Diluted shares outstanding	35,932	35,825	35,879	35,949

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	December 31, 2009	December 31, 2008

Current assets
Cash and cash equivalents	$61,983	$50,894
Trade receivables, net	173,355	198,622
Inventories	123,944	159,428
Other current assets	74,743	68,831

Total current assets	434,025	477,775

Property, net	144,575	141,409
Prepaid pension cost	105,812	78,037
Goodwill	84,727	83,211
Other non-current assets	106,089	95,378

Total	875,228	875,810

Current liabilities
Notes payable and current portion of long-term debt	$16,326	$60,849
Accounts payable	43,487	50,126
Other current liabilities	108,637	108,712

Total current liabilities	168,450	219,687

Long-term debt	82,114	94,082
Pensions and other employee benefits	125,387	120,494
Deferred tax liabilities	44,800	36,491
Other non-current liabilities	15,077	9,931
Equity	439,400	395,125

Total	875,228	875,810

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008

Net sales
North America	$104,442	$160,134	$434,575	$596,277
Europe	66,371	70,534	238,483	280,588
International	65,285	58,167	236,933	257,417

Total	236,098	288,835	909,991	1,134,282

Net income (loss)
North America	$9,591	$15,215	$34,994	$52,381
Europe	(716)	1,834	121	9,762
International	2,959	1,319	7,308	11,795
Reconciling	828	(1,870)	872	(3,516)

Total	12,662	16,498	43,295	70,422

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